Exhibit 99.1

WHITING USA TRUST II The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

Whiting USA Trust II Announces Trust Quarterly DISTRIBUTION

Houston, Texas, August  8,  2018 –  Whiting USA Trust  II  (OTC Symbol – WHZT) announced today that the Trust will make a distribution to unitholders in the third  quarter of 2018, which relates to net profits generated during the second quarterly payment period of 2018. Unitholders of record on August 19, 2018 (which results in an effective record date of August  17, 2018 due to the 19th of August falling on a non-trading day) will receive a distribution of $0.299197 per unit, which is payable on or before August 29, 2018 (the “August 2018 distribution”).

As of the date of this press release, 99.9% of the Trust’s total 18,400,000 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) as the official unitholder of record. The effective record date of August  17, 2018 for this distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by The Financial Industry Regulatory Authority, Inc., or FINRA, actually determines which street name holders will be eligible to receive the August 2018 distribution.

Sales volumes, net profits and selected performance metrics for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)	231,446
Natural gas (Mcf)	310,198
Total (BOE)(2)	283,146
Gross proceeds:
Oil sales(1)	$13,377,845
Natural gas sales	914,527
Total gross proceeds(2)	$14,292,372
Costs:
Lease operating expenses	$6,579,650
Production taxes	717,555
Development costs	597,380
Cash settlements on commodity derivatives(3)	-
Total costs	$7,894,585
Net profits	$6,397,787
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$5,758,008
Provision for estimated Trust expenses	(250,000)
Montana state income taxes withheld	(2,777)
Net cash proceeds available for distribution	$5,505,231
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$0.299197
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$57.80
Natural gas average realized price (per Mcf)(4)	$2.95
Lease operating expenses (per BOE)	$23.24
Production tax rate (percent of total gross proceeds)	5.0%

__________

(1)	Oil includes natural gas liquids.
(2)

The August 2018 distribution includes production of 18,101 BOE attributable to the first three Keystone South farm-out wells, which production generated gross proceeds of $1.0 million during the second quarterly payment period of 2018.

(3)

All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets.  Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.

(4)

The average sales price of natural gas for the gas production months within the distribution period exceeded the average NYMEX gas prices for those same months within the period due to the “liquids-rich” content of a portion of the natural gas volumes produced by the underlying properties.

The Trust’s net profits interest (“NPI”), which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

Trust Termination

The Trust will wind up its affairs and terminate shortly after the earlier of (a) the NPI termination date or (b) the sale of the net profits interest. The NPI termination date is the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, which is estimated to be December 31, 2021 based on the Trust’s year-end 2017 reserve report. After the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur around or shortly after the termination or sale of the net profits interest. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Net Profits Interest Overview

As of June 30, 2018, on a cumulative accrual basis, 8.47 MMBOE (80%) of the Trust’s total 10.61 MMBOE have been produced and sold or divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2017, the Trust’s 10.61 MMBOE are projected to be produced prior to December 31, 2021, shortly after which the Trust would terminate. Accordingly, the Trust’s remaining reserves attributable to the 90% NPI were estimated to be 3.08 MMBOE as of December 31, 2017, which is more than the minimum, but there is no assurance that the Trust will receive more than the minimum amount of reserves. The 2017 year-end reserve report reflects expected annualized production decline rates of approximately 13.3% for oil and 25.9% for gas between 2018 and 2021.

Although oil and gas prices have stabilized since the lows experienced during the 2016 distribution periods, oil and gas prices historically have been volatile and may fluctuate widely in the future.  The Trust is unable to predict future commodity prices; however, if prices decline in future periods, a reduction in the amount of net proceeds to which the Trust is entitled is likely to occur. Additionally, in the current commodity price environment, the Trust’s distributions have increased sensitivity to fluctuations in operating and capital expenditures, as was the case for the third quarterly payment period of 2017. If the NPI generates net losses or limited net proceeds, the net profits interest may not provide sufficient funds to the Trustee to enable it to pay all of the Trust’s administrative expenses.

Lower commodity prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, which may in turn extend the length of time required to produce the Trust’s 10.61 MMBOE. Alternatively, higher commodity prices may potentially result in an increase in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, however, higher prices could result in increases in costs of materials, services and personnel. Furthermore, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as (i) oil and gas price declines, (ii) fixed and semi-variable costs not decreasing as fast as production volumes, (iii) expected future development being delayed, reduced or cancelled or (iv) increased operating or capital expenditures for non-operated properties that are outside the control of Whiting or the Trust.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2017 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production, risks inherent in the operation, production and development of oil and gas properties,  future production and development costs, and other risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017 and in its other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other reports under the Securities Exchange Act of 1934, as amended, are available electronically from the website maintained by the SEC at http://www.sec.gov.  Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
601 Travis Street, 16th Floor, Houston, TX 77002
http://WhitingWHZ.investorhq.businesswire.com/